Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Heritage Financial Group

HeritageBank of the South 401(k) Plan

We consent to the incorporation by reference in Registration Statements No. 333-130291 and 333-171894 of Heritage Financial Group, Inc. on Form S-8 of our report dated June 27, 2013, appearing in this Annual Report on Form 11-K of HeritageBank of the South 401(k) Plan for the year ended December 31, 2012.

/s/Mauldin & Jenkins, LLC
Albany, Georgia
June 27, 2013